Exhibit No. 99
FOR IMMEDIATE RELEASE	NEWS
May 10, 2010	NYSE: NGS

NATURAL GAS SERVICES GROUP ANNOUNCES EARNINGS FOR THE THREE MONTHS ENDED
MARCH 31, 2010

Sequential Rental Revenues and Margins Improve while Sales Remain Under Pressure
Positive Net Cash Flow from Operating Activities of $8.3 million for the quarter ended March 31, 2010

MIDLAND, Texas May 10, 2010 – Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for three months ended March 31, 2010.

Revenue: Total revenue decreased from $20.0 million to $11.5 million, or 42.3%, for the three months ended March 31, 2010, compared to the same period ended March 31, 2009. This was mainly the result of decreased compressor unit sales and compressor rental revenue due to the decline in the natural gas industry.  Sales revenue decreased 78.9%, rental revenue decreased 22.8%, and service and maintenance revenue decreased 31.2%.

Gross Margins: Overall gross margins increased to 57.2% for the three months ended March 31, 2010, up from 52.9% for the same period ended March 31, 2009. In sequential quarters, gross margins increased from 49% to 57% of revenue. These increases were primarily the result of a product mix shift as the ratio of higher margin rental revenue increased relative to sales revenue.  Rental revenue grew to 85.5% of our total revenue for the quarter ended March 31, 2010 compared to 63.9% for the same period ended March 31, 2009.

Net income:  Net income for the three months ended March 31, 2010 decreased to $1.4 million, when compared to net income of $3.8 million for the same period in 2009. Net income margins decreased from 19% to 12% in the year-over-year periods, but held steady at 12% for sequential quarters.  These decreases were mainly the result of the severe downturn in compressor unit sales experienced industry-wide.

Earnings per share:  Our earnings per diluted share were $0.11 for the three months ended March 31, 2010 as compared to $0.31 for the same 2009 period.

EBITDA:  EBITDA decreased to $5.1 million, or 44% of revenue, for the three months ended March 31, 2010 versus $9.0 million, or 45% of revenue, for the same period ended March 31, 2009.  EBITDA margins in sequential quarters increased from 40% to 44%. Please see discussion of Non-GAAP Measures in this release.

Cash flow: At March 31, 2010, cash and cash equivalents were approximately $21.6 million, working capital was $42.1 million with a total debt level of $5.9 million, of which approximately $3.9 million was classified as current. Positive net cash flow from operating activities was approximately $8.3 million during the three months ended March 31, 2010 compared to $5.8 million in the year ago quarter.

Commenting on first quarter 2010 results, Stephen Taylor, President and CEO, said:
“Although our first quarter results reflect the comparatively weak state of our industry, we are beginning to see some positive signs. Our rental fleet utilization has currently flattened and, albeit at a low level, we are seeing some new compressor sales orders materialize. We continue to improve our margins and generate exceptional cash flows and have retired the majority of borrowings on our line of credit. We think the balance of the year will show some recovery in our markets, but it may be slower and more volatile than originally thought.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, and gross margin percentage of each business segment for the three months ended March 31, 2010 and 2009.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue				Gross Margin, Exclusive of Depreciation(1)
	Three Months Ended March 31,				Three Months Ended March 31,
	2009		2010		2009		2010
	(dollars in thousands) (unaudited)

Sales	$6,929	35%	$1,461	13%	$2,400	35%	$470	32%
Rental	12,788	64%	9,876	86%	8,099	63%	6,073	62%
Service & Maintenance	308	1%	212	2%	93	30%	58	27%
Total	$20,025		$11,549		$10,592	53%	$6,601	57%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read  Non-GAAP Financial Measures” in this report.

Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income.

Gross margin is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company’s performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

The reconciliation of net income to EBITDA and gross margin is as follows:

(in thousands of dollars)	Three months ended March 31,
	2009	2010
Net income	$ 3,797	$1,364
Interest expense	160	74
Provision for income taxes	2,053	767
Depreciation and amortization	2,958	2,874
EBITDA	$ 8,968	$ 5,079
Other operating expenses	1,577	1,499
Other expense (income)	47	23
Gross margin	$ 10,592	$ 6,601

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS’s actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS’s products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Monday, May 10, 2010 at 9:30 a.m. Central (10:30 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relation section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months ended March 31, 2010.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coal bed methane, gas shale and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Kimberly Huckaba, Investor Relations
(432) 262-2700 Kim.Huckaba@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	December 31,	March 31,
	2009	2010
ASSETS
Current Assets:
Cash and cash equivalents	$23,017	$21,618
Trade accounts receivable, net of allowance for doubtful accounts of $363 and $212, respectively	7,314	3,780
Inventory, net of allowance for obsolescence of $345 and $311, respectively	24,037	23,508
Prepaid income taxes	1,556	1,756
Prepaid expenses and other	279	294
Total current assets	56,203	50,956

Rental equipment, net of accumulated depreciation of $34,008 and $36,428, respectively	110,263	109,935
Property and equipment, net of accumulated depreciation of $7,210 and $7,578, respectively	7,626	7,302
Goodwill, net of accumulated amortization of $325, both periods	10,039	10,039
Intangibles, net of accumulated amortization of $1,497 and $1,562, respectively	2,721	2,656
Other assets	19	19
Total assets	$186,871	$180,907

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current portion of long-term debt	$3,378	$3,378
Line of credit	7,000	500
Accounts payable	2,239	1,113
Accrued liabilities	1,485	1,496
Current income tax liability	1,708	2,265
Deferred income	90	113
Total current liabilities	15,900	8,865

Long -term debt, less current portion	2,817	1,972
Deferred income tax payable	25,498	25,775
Other long term liabilities	558	557
Total liabilities	44,773	37,169

Stockholders’ equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01;12,101 and 12,103 shares issued and outstanding, respectively	121	121
Additional paid-in capital	84,570	84,846
Retained earnings	57,407	58,771
Total stockholders' equity	142,098	143,738
Total liabilities and stockholders' equity	$186,871	$180,907

NATURAL GAS SERVICES GROUP, INC. INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)
	Three months ended March 31,
	2009	2010
Revenue:
Sales, net	$6,929	$1,461
Rental income	12,788	9,876
Service and maintenance income	308	212
Total revenue	20,025	11,549

Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	4,529	991
Cost of rentals, exclusive of depreciation stated separately below	4,689	3,803
Cost of service and maintenance, exclusive of depreciation stated separately below	215	154
Selling, general, and administrative expense	1,577	1,499
Depreciation and amortization	2,958	2,874
Total operating costs and expenses	13,968	9,321

Operating income	6,057	2,228

Other income (expense):
Interest expense	(160)	(74)
Other income (expense)	(47)	(23)
Total other income (expense)	(207)	(97)

Income before provision for income taxes	5,850	2,131

Provision for income taxes	(2,053)	(767)

Net income	$3,797	$1,364

Earnings per share:
Basic	$0.31	$0.11
Diluted	$0.31	$0.11
Weighted average shares outstanding:
Basic	12,094	12,102
Diluted	12,099	12,185

NATURAL GAS SERVICES GROUP, INC. STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)
	Three Months Ended March 31,
	2009	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,797	$1,364
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,958	2,874
Deferred taxes	2,053	210
Employee stock options expense	121	306
Gain on disposal of assets	4	—
Changes in current assets and liabilities:
Trade accounts receivables, net	1,000	3,534
Inventory, net	2,540	754
Prepaid income taxes and prepaid expenses	(107)	(214)
Accounts payable and accrued liabilities	(6,651)	(1,115)
Current income tax liability	—	557
Deferred income	104	23
NET CASH PROVIDED BY OPERATING ACTIVITIES	5,819	8,293

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,824)	(2,383)
Redemption of short-term investments	2,300	—
Proceeds from sale of property and equipment	19	—
NET CASH USED IN INVESTING ACTIVITIES	(3,505)	(2,383)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from other long-term liabilities, net	123	(1)
Repayments of long-term debt	(845)	(845)
Repayments of line of credit	—	(6,500)
Proceeds from exercise of stock options	—	37
NET CASH USED IN FINANCING ACTIVITIES	(722)	(7,309)

NET CHANGE IN CASH	1,592	(1,399)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,149	23,017
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,741	$21,618
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$164	$100
Income taxes paid	$—	$200
NON-CASH TRANSACTIONS:
Transfer of rental equipment to inventory	$1,286	$225